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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 6 to the Registration Statement of the Palladian Trust on Form N-1A of our report dated March 16, 1998 on our audit of the financial statements and financial highlights of the Value Portfolio, Growth Portfolio, International Growth Portfolio, Global Strategic Income Portfolio and Global Interactive/Telecomm Portfolio (five portfolios of the Palladian Trust) which report is included in the Annual Report to Shareholders for the year ended December 31, 1997 which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm in the Prospectus under the caption "Financial Highlights" and the Statement of Additional Information under the caption "Service Providers"


Baltimore, Maryland                              COOPERS & LYBRAND L.L.P.
May 1, 1998